EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER


                          Dated as of October 25, 1999



                                    between


                        Interactive Pictures Corporation

                                      and

                                bamboo.com, Inc.







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                               TABLE OF CONTENTS

                             ----------------------

                                                                           PAGE

                                   ARTICLE 1
                                   THE MERGER

SECTION 1.01.  The Merger....................................................2
SECTION 1.02.  Effective Time................................................2
SECTION 1.03.  Closing of the Merger.........................................2
SECTION 1.04.  Effects of the Merger.........................................2
SECTION 1.05.  Formation of Merger Sub; Certificate of Incorporation and
               Bylaws of Surviving Corporation...............................2
SECTION 1.06.  Board of Directors and Officers of bamboo.....................3
SECTION 1.07.  Conversion of Shares..........................................5
SECTION 1.08.  Exchange of Certificates......................................6
SECTION 1.09.  Stock Options.................................................8
SECTION 1.10.  Taking of Necessary Action; Further Action....................9
SECTION 1.11.  Alternative Transaction Structure.............................9

                                   ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF BAMBOO

SECTION 2.01.  Organization and Qualification...............................10
SECTION 2.02.  Capitalization of bamboo.....................................11
SECTION 2.03.  Authority Relative to this Agreement; Recommendation.........12
SECTION 2.04.  SEC Reports; Financial Statements............................13
SECTION 2.05.  Information Supplied.........................................13
SECTION 2.06.  Consents and Approvals; No Violations........................14
SECTION 2.07.  No Default...................................................15
SECTION 2.08.  No Undisclosed Liabilities; Absence of Changes...............15
SECTION 2.09.  Litigation...................................................15
SECTION 2.10.  Compliance with Applicable Law...............................16
SECTION 2.11.  Employee Benefit Plans; Labor Matters........................16
SECTION 2.12.  Environmental Laws and Regulations...........................18
SECTION 2.13.  Tax Matters..................................................19
SECTION 2.14.  Title to Property............................................20
SECTION 2.15.  Intellectual Property........................................20
SECTION 2.16.  Insurance....................................................22
SECTION 2.17.  Material Contracts...........................................22
SECTION 2.18.  Vote Required................................................23
SECTION 2.19.  Tax and Accounting Treatment.................................23
SECTION 2.20.  Affiliates...................................................23





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                                                                           PAGE

SECTION 2.21.  Certain Business Practices...................................23
SECTION 2.22.  Insider Interests............................................24
SECTION 2.23.  Brokers......................................................24
SECTION 2.24.  No Existing Discussions......................................24
SECTION 2.25.  Takeover Statutes and Charter Provisions.....................24
SECTION 2.26.  Year 2000 Compliance Matters.................................24

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF IPIX

SECTION 3.01.  Organization and Qualification...............................25
SECTION 3.02.  Capitalization of IPIX.......................................25
SECTION 3.03.  Authority Relative to this Agreement; Recommendation.........26
SECTION 3.04.  SEC Reports; Financial Statements............................27
SECTION 3.05.  Information Supplied.........................................28
SECTION 3.06.  Consents and Approvals; No Violations........................28
SECTION 3.07.  No Default...................................................29
SECTION 3.08.  No Undisclosed Liabilities; Absence of Changes...............29
SECTION 3.09.  Litigation...................................................29
SECTION 3.10.  Compliance with Applicable Law...............................30
SECTION 3.11.  Employee Benefit Plans; Labor Matters........................30
SECTION 3.12.  Environmental Laws and Regulations...........................32
SECTION 3.13.  Tax Matters..................................................33
SECTION 3.14.  Title to Property............................................33
SECTION 3.15.  Intellectual Property........................................34
SECTION 3.16.  Insurance....................................................35
SECTION 3.17.  Material Contracts...........................................35
SECTION 3.18.  Vote Required................................................36
SECTION 3.19.  Tax and Accounting Treatment.................................36
SECTION 3.20.  Affiliates...................................................36
SECTION 3.21.  Certain Business Practices...................................37
SECTION 3.22.  Insider Interests............................................37
SECTION 3.23.  Brokers......................................................37
SECTION 3.24.  No Existing Discussions......................................37
SECTION 3.25.  Takeover Statutes and Charter Provisions.....................37
SECTION 3.26.  Year 2000 Compliance Matters.................................37





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                                                                           PAGE

                                   ARTICLE 4
                                   COVENANTS

SECTION 4.01.  Conduct of Business of bamboo................................38
SECTION 4.02.  Conduct of Business of IPIX..................................40
SECTION 4.03.  Preparation of S-4 and the Proxy Statement...................43
SECTION 4.04.  No Solicitation by bamboo....................................43
SECTION 4.05.  No Solicitation by IPIX......................................45
SECTION 4.06.  Meetings of Shareholders.....................................47
SECTION 4.07.  Nasdaq Listing...............................................47
SECTION 4.08.  Access to Information........................................47
SECTION 4.09.  Additional Agreements; Reasonable Efforts....................47
SECTION 4.10.  Employee Benefit Plans.......................................48
SECTION 4.11.  Public Announcements.........................................48
SECTION 4.12.  Indemnification..............................................48
SECTION 4.13.  Notification of Certain Matters..............................50
SECTION 4.14.  Affiliates...................................................51
SECTION 4.15.  Tax and Accounting Treatment.................................51
SECTION 4.16.  Noncompetition Agreements....................................51

                                   ARTICLE 5
                    CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 5.01.  Conditions to Each Party's Obligations to Effect the
               Merger.......................................................51
SECTION 5.02.  Conditions to the Obligations of bamboo......................52
SECTION 5.03.  Conditions to the Obligations of IPIX........................53

                                   ARTICLE 6
                         TERMINATION; AMENDMENT; WAIVER

SECTION 6.01.  Termination..................................................54
SECTION 6.02.  Effect of Termination........................................55
SECTION 6.03.  Fees and Expenses............................................56
SECTION 6.04.  Amendment....................................................56
SECTION 6.05.  Extension; Waiver............................................56





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                                                                           PAGE

                                   ARTICLE 7
                                 MISCELLANEOUS

SECTION 7.01.  Nonsurvival of Representations and Warranties................57
SECTION 7.02.  Entire Agreement; Assignment.................................57
SECTION 7.03.  Validity.....................................................57
SECTION 7.04.  Notices......................................................57
SECTION 7.05.  Governing Law................................................58
SECTION 7.06.  Descriptive Headings.........................................58
SECTION 7.07.  Parties in Interest..........................................58
SECTION 7.08.  Certain Definitions..........................................58
SECTION 7.09.  Personal Liability...........................................59
SECTION 7.10.  Specific Performance.........................................59
SECTION 7.11.  Counterparts.................................................60

ANNEX A

EXHIBITS:

IPIX Affiliate Letter..................................................Exhibit 1
bamboo Affiliate Letter................................................Exhibit 2
Stock Option Agreements................................................Exhibit 3


SCHEDULES:

bamboo Disclosure Schedule
Ireland Disclosure Schedule





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                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 25, 1999, is between Interactive Pictures Corporation, a Tennessee corporation ("IPIX"), and bamboo.com, Inc., a Delaware corporation ("bamboo").

         WHEREAS, the Boards of Directors of IPIX and bamboo each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective shareholders and in the best interests of such shareholders and (ii) approved the Merger in accordance with this Agreement;

         WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to IPIX's and bamboo's willingness to enter into this Agreement, IPIX and bamboo have each entered into a Stock Option Agreement dated as of the date hereof (collectively, the "Stock Option Agreements"), pursuant to which IPIX has granted to bamboo an option to purchase certain IPIX Shares (as defined below) and pursuant to which bamboo has granted to IPIX an option to purchase certain bamboo Shares (as defined below).

         WHEREAS, it is intended that the Merger be treated (i) for Federal income tax purposes as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) as a "pooling of interests" for accounting purposes.

         WHEREAS, IPIX and bamboo desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, IPIX and bamboo hereby agree as follows:







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                                   ARTICLE 1
                                   THE MERGER

         SECTION 1.01. The Merger. As promptly as reasonably practicable after the date hereof, bamboo shall take all necessary actions to form a wholly-owned subsidiary ("Merger Sub") pursuant to and in accordance with the Tennessee Business Corporation Act (the "TBCA"). At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the TBCA, Merger Sub shall be merged with and into IPIX (the "Merger") with IPIX continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by bamboo, and the separate corporate existence of Merger Sub shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Code.

         SECTION 1.02. Effective Time. Subject to the terms and conditions set forth in this Agreement, Articles of Merger (the "Articles of Merger") shall be duly executed and acknowledged by each of IPIX, bamboo and Merger Sub, as applicable and thereafter the Articles of Merger reflecting the Merger shall be delivered to the Secretary of State of the State of Tennessee for filing pursuant to the TBCA on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Articles of Merger are duly filed by the Secretary of State of the State of Tennessee in accordance with the TBCA or such later time as the parties may agree upon and set forth in the Articles of Merger and the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

         SECTION 1.03. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no earlier than January 1, 2000 and no later than the second business day on or after January 1, 2000 on which the latest to occur of the conditions set forth in Article 5 have been satisfied (the "Closing Date"), at the offices of Davis Polk & Wardwell in California, unless another time, date or place is agreed to in writing by the parties hereto.

         SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.






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         SECTION 1.05. Formation of Merger Sub; Certificate of Incorporation
and Bylaws of Surviving Corporation. (a) Prior to the Effective Time, IPIX and bamboo agree to take such action as is necessary to amend this Agreement to add Merger Sub as a party. Bamboo agrees to take such action as is necessary to cause Merger Sub to perform the various covenants and agreements contained herein which are contemplated herein to be performed by Merger Sub. Any covenants or agreements of Merger Sub contained herein shall be binding on such entity as of the time such entity becomes a party to this Agreement.

          (b) The Charter of Merger Sub as in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation.

          (c) The Bylaws of Merger Sub immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

          (d) At the Effective Time, bamboo shall take all necessary actions to change its name to such name as shall be recommended by three independent nationally-recognized naming/management consulting organizations selected as follows: Each of bamboo and IPIX shall select one of such organizations with the third organization selected by the two previously selected organizations. If the three naming/management organizations are unable to agree in the selection of a name, the name selected by the third, jointly selected organization shall be the name of the Surviving Corporation. This change of name shall be achieved by the merger of bamboo with a wholly-owned subsidiary to be established by bamboo for the purpose of effecting the name change in accordance with Section 253(b) of the Delaware General Corporation Law (the "DGCL").

         SECTION 1.06. Board of Directors and Officers of bamboo. (a) At or prior to the Effective Time, each of IPIX and bamboo agrees to take such action as is necessary to cause the number of directors comprising the full Board of Directors of bamboo to be nine persons, including (i) four of the current members of bamboo's Board of Directors (or, if less than four of the current members of bamboo's Board of Directors are available or willing to serve as a director of bamboo after the Effective Time, such replacement directors as may be nominated by the remaining members of bamboo's Board of Directors in accordance with the Bylaws of bamboo) (such four members being referred to as the "bamboo Designees"), (ii) four of IPIX's current directors nominated by IPIX (or, if less than four of the current members of IPIX's Board of Directors are available or willing to serve as a director of bamboo after the Effective Time, such replacement directors as may be nominated by the remaining directors of IPIX (the "IPIX Designees") and (iii) one additional independent director mutually selected by the Chairman of IPIX and bamboo (the "Joint Designee"). The Joint Designee shall be deemed to be an independent director of bamboo if such person




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is neither a director, officer or employee of bamboo or IPIX or owns, directly or indirectly, more than 3% of the outstanding common stock of bamboo after the Effective Time.

          (b) Notwithstanding the foregoing, if immediately prior to the Effective Time bamboo's Board of Directors includes five members, then, at or prior to the Effective Time, the size of bamboo's Board of Directors shall be increased from nine directors to eleven directors, and each of bamboo and IPIX shall have the right to nominate one additional director in addition to the four directors provided for in subparagraphs (i) and (ii) of Section 1.06(a). At the Effective Time, bamboo's Board of Directors shall establish a nominating committee (the "Nominating Committee"), which shall include four members, of whom two shall be former directors of IPIX (which two members shall be designated by Mr. Phillips as Chairman of bamboo after the Effective Time) and two shall be directors who were members of the Board of directors of bamboo (which two members shall be designated by Mr. McCurdy as Vice Chairman of bamboo after the Effective Time) prior to the Effective Time. The Nominating Committee shall use its best efforts to make nominations so as to preserve the proportion of directors of each of bamboo and IPIX for a period of two years from the Effective Time as described in this Section 1.06.

          (c) Prior to the Effective Time, IPIX shall take all necessary action to assure that the four IPIX Designees (or, if Section 1.06(b) is applicable, the five IPIX Designees) and the Joint Designee shall be appointed to the Board of Directors of IPIX, and shall be directors of IPIX at the Effective Time.

          (d) The four IPIX Designees (or if Section 1.06(b) is applicable, the five IPIX Designees), shall be appointed to the three classes of the bamboo Board of Directors as follows:

          (i) two IPIX Designees shall be appointed to the class of directors to be elected in 2000;

          (ii) one IPIX Designee (or if Section 1.06(b) is applicable, two IPIX Designees) shall be appointed to the class of directors to be elected in 2001; and

          (iii) one IPIX Designee and the Joint Designee shall be appointed to the class of directors to be elected in 2002.

          (e) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Surviving Corporation shall be the same as those of bamboo, and (ii) the




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directors of subsidiaries of bamboo and IPIX shall be such persons who were serving in such capacities immediately prior to the Effective Time.

          (f) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, the Chairman and Chief Executive Officer of IPIX shall be the Chairman and Chief Executive Officer of bamboo, the Chairman of bamboo and Mr. Laban Jackson, Jr. shall be the Vice Chairmen of bamboo, the President and Chief Operating Officer of IPIX shall be the President of bamboo, the Chief Operating Officer of bamboo shall continue as the Chief Operating Officer of bamboo (and shall report to the Chief Executive Officer of bamboo) and the Chief Financial Officer of IPIX shall be the Chief Financial Officer of bamboo. The above shall also hold such offices in the Surviving Corporation. Other management positions of bamboo shall be determined by IPIX's Chairman and Chief Executive Officer, who will consult with the Chairman and Chief Executive Officer of bamboo to ensure that the most qualified individuals from both organizations are selected.

          (g) From and after the Effective Time, the existing officers of the subsidiaries of bamboo and IPIX shall continue to serve in such capacities at the pleasure of their respective boards of directors.

         SECTION 1.07. Conversion of Shares. (a) At the Effective Time, each share of common stock, par value $.001 per share of IPIX (individually an "IPIX Share" and collectively, the "IPIX Shares") issued and outstanding immediately prior to the Effective Time shall (except as provided in Section 1.07(b)), by virtue of the IPIX Merger and without any action on the part of IPIX, bamboo, Merger Sub or the holder thereof, be converted into and shall become 1.369 fully paid and nonassessable shares of common stock, par value $.001 per share, of bamboo (individually a "bamboo Share" and collectively, the "bamboo Shares").

          (b) At the Effective Time, each IPIX Share held in the treasury of IPIX and each IPIX Share held by bamboo or any Subsidiary of bamboo immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of IPIX, bamboo or Merger Sub be canceled, retired and cease to exist and no payment shall be made with respect thereto.

          (c) At the Effective Time, each share of common stock, $.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of IPIX or Merger Sub, be converted into and shall become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.




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          (d) The outstanding shares of capital stock of bamboo and each of its subsidiaries shall remain outstanding after the Effective Time and shall be unaffected by the Merger.

         SECTION 1.08. Exchange of Certificates. (a) Prior to the Effective Time, bamboo shall enter into an agreement with, and shall deposit with such agent or agents as may be satisfactory to IPIX and bamboo (the "Exchange Agent"), for the benefit of the holders of IPIX Shares, for exchange through the Exchange Agent in accordance with this Article 1: (i) certificates representing the appropriate number of bamboo Shares to be issued to holders of IPIX Shares and (ii) cash to be paid in lieu of fractional bamboo Shares (such bamboo Shares and such cash is hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.07 in exchange for outstanding IPIX Shares.

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding IPIX Shares (the "Certificates") whose shares were converted into the right to receive bamboo Shares pursuant to Section 1.07: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as IPIX and bamboo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing bamboo Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole bamboo Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional bamboo Share, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of IPIX Shares which is not registered in the transfer records of IPIX, a certificate representing the proper number of bamboo Shares may be issued to a transferee if the Certificate representing such IPIX Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or bamboo to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing bamboo Shares and cash in lieu of any fractional bamboo Shares as contemplated by this Section 1.08.




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          (c) No dividends or other distributions declared or made after the
Effective Time with respect to bamboo Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the bamboo Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.08(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole bamboo Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional bamboo Share to which such holder is entitled pursuant to Section 1.08(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole bamboo Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole bamboo Shares.

          (d) If any Certificate for IPIX Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such bamboo Shares and cash in lieu of fractional bamboo Shares, if any, as may be required pursuant to this Agreement; provided, however, that bamboo or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

          (e) All bamboo Shares issued upon the surrender for exchange of IPIX Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.08(c) or 1.08(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such IPIX Shares. There shall be no further registration of transfers on the stock transfer books of IPIX of the IPIX Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to bamboo for any reason, they shall be canceled and exchanged as provided in this Article 1.

          (f) No fractional bamboo Shares shall be issued in the Merger, but in lieu thereof each holder of IPIX Shares otherwise entitled to a fractional bamboo Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a bamboo Share (as determined by the bamboo Board of Directors at the Effective
Time) by the fractional share interest to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing




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fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

          (g) Any portion of the Exchange Fund which remains undistributed to the shareholders of IPIX for six months after the Effective Time shall be delivered to bamboo, upon demand, and any shareholders of IPIX who have not theretofore complied with this Article 1 shall thereafter look only to bamboo for payment of their claim for bamboo Shares, any cash in lieu of fractional bamboo Shares and any applicable dividends or distributions with respect to bamboo Shares, as the case may be.

          (h) Neither IPIX nor bamboo nor Merger Sub shall be liable to any holder of IPIX Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 1.09. Stock Options. (a) At the Effective Time, each outstanding option to purchase IPIX Shares (an "IPIX Stock Option" or collectively, "IPIX Stock Options") issued pursuant to the 1997 Equity Compensation Plan, whether vested or unvested, and all other outstanding options to purchase IPIX Shares that are listed in Section 1.09 of the Disclosure Schedule shall be assumed by bamboo (all of such plans or agreements pursuant to which any IPIX Stock Option has been issued or may be issued are referred to collectively as the "IPIX Stock Option Plans"). Each IPIX Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such IPIX Stock Option, the same number of bamboo Shares (rounded up to the nearest whole share) as the holder of such IPIX Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the IPIX Shares otherwise purchasable pursuant to such IPIX Stock Option divided by (z) the number of full bamboo Shares deemed purchasable pursuant to such IPIX Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.




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



          (b) As soon as practicable after the Effective Time, bamboo shall deliver to the holders of IPIX Stock Options appropriate notices setting forth such holders' rights pursuant to the IPIX Stock Option Plans and the agreements evidencing the grants of such IPIX Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.09 after giving effect to the Merger). Bamboo shall comply with the terms of the IPIX Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that IPIX Stock Options which qualified as incentive stock options immediately prior to the Effective Time continue to qualify as incentive stock options of bamboo after the Effective Time.

          (c) Bamboo shall take all corporate action necessary to reserve for issuance a sufficient number of bamboo Shares for delivery upon exercise of all IPIX Stock Options assumed in accordance with this Section 1.09. As soon as practicable after the Effective Time, bamboo shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the bamboo Shares subject to any IPIX Stock Options held by persons who are or were directors, officers or employees of IPIX or its subsidiaries (and with respect to which IPIX currently has an effective registration statement on Form S-8) and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, bamboo shall administer the IPIX Stock Option Plans assumed pursuant to this Section 1.09 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, to the extent the applicable IPIX Stock Option Plan complied with such rule immediately prior to the Merger.

         SECTION 1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, IPIX, bamboo or Merger Sub reasonably determines that any deeds, assignments or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of IPIX, the officers and directors of IPIX, bamboo and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

         SECTION 1.11. Alternative Transaction Structure. Notwithstanding anything to the contrary set forth in this Agreement, bamboo shall have the right,




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at any time on or prior to December 31, 1999, to notify IPIX in writing that it desires to amend the transaction structure so that instead of the Merger contemplated by this Article 1, the parties shall complete the transactions set forth in Annex A. If bamboo so notifies IPIX, (a) Article 1 of this Agreement shall be replaced in its entirety with Article 1 set forth in Annex A and (b) the remaining provisions of the Agreement shall be modified as set forth in Annex A. In that event, the parties shall proceed to complete the transactions contemplated by this Agreement as so modified (and subject to the terms and conditions set forth in this Agreement).

                                   ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF BAMBOO

         Except as set forth on the Disclosure Schedule delivered by bamboo to IPIX (the "bamboo Disclosure Schedule") and as disclosed in bamboo's SEC Reports (as defined in Section 2.04 below) prior to the date hereof, bamboo hereby represents and warrants to IPIX as follows:

         SECTION 2.01. Organization and Qualification. (a) Each of bamboo and its subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on bamboo. When used in connection with bamboo, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of bamboo and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions or conditions affecting companies generally in the industries in which bamboo participates, or (ii) that materially impairs the ability of bamboo to perform its obligations hereunder or to consummate the transactions contemplated hereby.

          (b) Bamboo has heretofore delivered to IPIX accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of bamboo. Each of bamboo and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on bamboo. Section 2.1 of the bamboo Disclosure Schedule sets forth a list of the bamboo subsidiaries.

         SECTION 2.02. Capitalization of bamboo. (a) As of September 30, 1999, the authorized capital stock of bamboo consists of: (i) 70,000,000 shares of Common Stock, $0.001 par value per share, of which 14,020,655 shares were issued and outstanding; (ii) 7,421,536 shares of Class B Common Stock, $0.0001 per value per share, of which 7,387,938 shares were issued and outstanding; and
(iii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which, none were issued and outstanding. All of the outstanding bamboo Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of September 30, 1999, (1) 5,675,886 bamboo Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding bamboo Stock Options, (2) 7,387,938 bamboo Shares were reserved for issuance or issuance upon conversion of the Series C Convertible Preferred issued by bamboo Canada, Inc. and (3) 280,000 bamboo Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the execution of an outstanding warrant. As of September 30, 1999, 700,000 bamboo Shares were reserved for issuance pursuant to the 1999 Employee Stock Purchase Plan.

          (b) Bamboo is the record and beneficial owner of all of the issued and outstanding shares of common stock of its subsidiaries.

          (c) Between September 30, 1999 and the date hereof, no shares of bamboo's capital stock have been issued other than pursuant to bamboo Stock Options already in existence on such date, and, between September 30, 1999 and the date hereof, no bamboo Stock Options have been granted. Except as set forth in Section 2.02(a) above or provided in Section 2.02 of the bamboo Disclosure Schedule, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of bamboo, (ii) securities of bamboo convertible into or exchangeable for shares of capital stock or voting securities of bamboo, (iii) options or other rights to acquire from bamboo or its subsidiaries, or obligations of bamboo or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of bamboo, or (iv) equity equivalents, interests in the ownership or earnings of bamboo or its subsidiaries or other similar rights (collectively, "bamboo Securities"). As of the date hereof there are no outstanding obligations of bamboo or any of its subsidiaries to repurchase, redeem or otherwise acquire any bamboo Securities or shareholder agreements, voting trusts or other agreements or understandings to which bamboo is a party or by which it is bound relating to the voting or registration of any shares of capital stock of bamboo.

          (d) Except as set forth in Section 2.02(a) above, there are no securities of bamboo convertible into or exchangeable for, no options or other rights to acquire from bamboo, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of bamboo.

          (e) The bamboo Shares constitute the only class of equity securities of bamboo registered or required to be registered under the Exchange Act.

          (f) Bamboo does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity other than the bamboo subsidiaries reflected in Section 2.01 of the bamboo Disclosure Schedule.

         SECTION 2.03. Authority Relative to this Agreement; Recommendation.
(a) Bamboo has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of bamboo (the "bamboo Board"), and no other corporate proceedings on the part of bamboo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except as specified in Section 2.18. This Agreement has been duly and validly executed and delivered by bamboo and constitutes a valid and binding agreement of bamboo.

          (b) The bamboo Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby are fair to and in the best interests of bamboo's shareholders, (ii) approved this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby and (iii), subject to Section 4.04(b) and Rule 4310(c) of the Nasdaq Stock Market Rules, resolved to recommend that the shareholders of bamboo approve the issuance of bamboo Shares pursuant to this Agreement and the Stock Option Agreements. BancBoston Robertson Stephens (the "bamboo Financial Adviser") has delivered to the bamboo Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of bamboo Shares from a financial point of view.

         SECTION 2.04. SEC Reports; Financial Statements. (a) Bamboo has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. Bamboo has heretofore delivered or promptly will deliver prior to the Effective Date to IPIX, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) all definitive proxy statements relating to bamboo's meetings of shareholders (whether annual or special) held since August 25, 1999 and (ii) all other reports or registration statements filed by bamboo with the SEC (all of the foregoing, collectively, the "bamboo SEC Reports"). None of such bamboo SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of bamboo included in the bamboo SEC Reports were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of bamboo and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, subject in the case of interim financial statements to the absence of footnotes and to normal year-end audit adjustments. All material agreements, contracts and other documents required to be filed as exhibits to any of the bamboo SEC Reports have been so filed. These representations shall be deemed to be made with respect to the bamboo SEC Reports filed subsequent to the date hereof at the time of their filing.

          (b) Bamboo has heretofore made available or promptly will make available to IPIX a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by bamboo with the SEC pursuant to the Exchange Act.

         SECTION 2.05. Information Supplied. None of the information supplied or to be supplied by bamboo for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by bamboo in connection with the issuance of bamboo Shares in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of bamboo's shareholders and the meeting of IPIX's shareholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to shareholders of bamboo and IPIX and at the times of the meeting or meetings of shareholders of bamboo and IPIX to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of bamboo's shareholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

         SECTION 2.06. Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Articles of Merger as required by the TBCA, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority, whether domestic or foreign, (a "Governmental Entity") is necessary for the execution and delivery by bamboo of this Agreement or the consummation by bamboo of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on bamboo.

          (b) Neither the execution, delivery and performance of this Agreement or the Stock Option Agreements by bamboo nor the consummation by bamboo of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of bamboo or any of bamboo's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien (as defined below)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which bamboo or any of bamboo's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to bamboo or any of bamboo's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults listed on Section 2.06 of the bamboo Disclosure Schedule or which would not have a Material Adverse Effect on bamboo. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 2.07. No Default. None of bamboo or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which bamboo or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to bamboo, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on bamboo.

         SECTION 2.08. No Undisclosed Liabilities; Absence of Changes. As of June 30, 1999, none of bamboo or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of bamboo and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on bamboo. Since June 30, 1999, none of bamboo or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which have had, and there have been no events, changes or effects with respect to bamboo or its subsidiaries having, a Material Adverse Effect on bamboo. Since June 30, 1999, there has not been (i) any change by bamboo in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by bamboo of any of its assets having a Material Adverse Effect on bamboo, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.01 of this Agreement had such action or event occurred after the date of this Agreement.

         SECTION 2.09. Litigation. As of the date hereof there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of bamboo, threatened against bamboo or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect on bamboo or would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by bamboo in the bamboo SEC Reports filed prior to the date hereof, as of the date hereof none of bamboo or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, would have a Material Adverse Effect on bamboo or would prevent or delay the consummation of the transactions contemplated hereby.

         SECTION 2.10. Compliance with Applicable Law. Bamboo and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "bamboo Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on bamboo. Bamboo and its subsidiaries are in compliance with the terms of the bamboo Permits, except where the failure so to comply would not have a Material Adverse Effect on bamboo. The businesses of bamboo and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future would not have a Material Adverse Effect on bamboo. As of the date hereof no investigation or review by any Governmental Entity with respect to bamboo or its subsidiaries is pending or, to the knowledge of bamboo, threatened, nor, to the knowledge of bamboo, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which bamboo reasonably believes will not have a Material Adverse Effect on bamboo.

         SECTION 2.11. Employee Benefit Plans; Labor Matters. (a) Section 2.11 of the bamboo Disclosure Schedule lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of bamboo, whether formal or informal, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "bamboo Plans").

          (b) Copies of each such bamboo Plan requested by IPIX have heretofore been delivered to IPIX. For each bamboo Plan which is an "employee benefit plan" under Section 3(3) of ERISA, bamboo has made available to IPIX correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (including all applicable schedules), and all related trust agreements, insurance contracts and funding agreements which implement each such bamboo Plan.

          (c) Bamboo does not have any commitment, whether formal or informal,
(i) to create any additional such bamboo Plan; (ii) to modify or change any such bamboo Plan; or (iii) to maintain for any period of time any such bamboo Plan.

          (d) There are no bamboo Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. Neither bamboo nor any bamboo Plan nor any trustee, administrator, fiduciary or sponsor of any bamboo Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory or administrative exemption; all filings, reports and descriptions as to such bamboo Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG- 1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such bamboo Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such bamboo Plans; such bamboo Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any bamboo Plan that has not been waived by the Pension Benefit Guaranty Corporation; and each bamboo Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

          (e) The consummation of the transactions on the part of bamboo contemplated by this Agreement will not (i) entitle any employee or former employee of bamboo to severance pay, unemployment compensation or any other payment, and (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any bamboo Plan (including vacation and sick pay).

          (f) None of the bamboo Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

          (g) Neither bamboo nor any other entity required to be aggregated with bamboo under Code Section 414(b), (c), (m) or (n) ("ERISA Affiliate") has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither bamboo nor any ERISA Affiliate has incurred and does not presently owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

          (h) There are no collective bargaining agreements in effect between bamboo and labor unions or organizations representing any of bamboo's employees. During the past three years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. In addition, (i) bamboo is in compliance with all federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA), and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against bamboo pending or, to the knowledge of bamboo, threatened before the National Labor Relations Board or the United States Department of Labor or similar agency of a foreign government; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or, to the knowledge of bamboo, threatened against or involving bamboo; (iv) no question concerning representation has been raised or, to the knowledge of bamboo, is threatened respecting the employees of bamboo; (v) no grievance or arbitration proceeding is pending and no claim therefor has been made; (vi) to the knowledge of bamboo, no private agreement restricts bamboo from relocating, closing or terminating any of its operations or facilities; and (vii) bamboo has not in the past three years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

         SECTION 2.12. Environmental Laws and Regulations. (a) (i) Each of bamboo and its subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliances that would not have a Material Adverse Effect on bamboo, which compliance includes, but is not limited to, the possession by each of bamboo and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; and (ii) none of bamboo or any of its subsidiaries has received written notice of, or, to the knowledge of bamboo or any of its subsidiaries, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that would have a Material Adverse Effect on bamboo.

          (b) Neither bamboo nor any of its subsidiaries presently owns nor has it in the past owned any real property on which any above ground or underground storage tanks are located, or on which any such tanks were located during the ownership by bamboo or any of its subsidiaries of such real property except as would not have a Material Adverse Effect on bamboo.

          (c) Except as would not have a Material Adverse Effect on bamboo, bamboo and its subsidiaries have not at any time generated, used, treated or otherwise handled any materials listed in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss.. 9601 et seq. ("CERCLA"), nor any other substance, material or waste defined as toxic or hazardous under any Environmental Law, including, but not limited to asbestos ("Hazardous Materials").

         SECTION 2.13. Tax Matters. (a) (i) Bamboo and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of bamboo and each of its subsidiaries, and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to bamboo and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on bamboo's most recent balance sheet which is part of the bamboo SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to bamboo or its subsidiaries;
(iv) to the knowledge of bamboo none of the Tax Returns of or with respect to bamboo or any of its subsidiaries is currently being audited or examined by any Governmental Entity; (v) no deficiency for any income or other material Taxes has been assessed with respect to bamboo or any of its subsidiaries which has not been abated or paid in full; (vi) no claim has ever been made by an authority in a jurisdiction where any of bamboo or its subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction;
(vii) neither bamboo nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which bamboo was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of bamboo or any of its subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other person; (viii) neither bamboo nor any of its subsidiaries is party to any Tax sharing agreement or to any other express or implied agreement or arrangement, as a result of which liability of bamboo or any of its subsidiaries to a Governmental Authority is determined or taken into account with reference to the activities of any other person, and neither bamboo nor any of its subsidiaries is currently under any obligation to pay any amounts as a result of having been a party to such an agreement or arrangement, regardless of whether such Tax is imposed on bamboo or any of its subsidiaries; and (ix) each of bamboo and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder or other third party.

          (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

         SECTION 2.14. Title to Property. Bamboo and each of its subsidiaries have good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on bamboo; and, to bamboo's knowledge, all leases pursuant to which bamboo or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of bamboo, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which bamboo or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on bamboo.

         SECTION 2.15. Intellectual Property. (a) All of bamboo's and its subsidiaries' interests in all of bamboo's and its subsidiaries' rights, title and interest in and to all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, know how, methods or processes and other intellectual properties and proprietary information and any applications therefor (the "Intellectual Property Rights") that are material to its business as currently conducted (the "bamboo Owned Intellectual Property Rights") are free and clear of all Liens (except for Liens that would not result in a bamboo Material Adverse Effect) and as of the date hereof, the title thereto of bamboo or any subsidiary, as the case may be, is not being questioned in any litigation or administrative proceeding before any court or government agency.

          (b) As of the date hereof, there is no action, suit, investigation or proceeding (or, to the knowledge of bamboo, any basis therefor) pending against, or, to the knowledge of bamboo, threatened against or affecting, bamboo, any of its subsidiaries, any present or former officer, director or employee of bamboo or any of its subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the use by bamboo or any of its subsidiaries of any of the bamboo Owned Intellectual Property Rights or the Intellectual Property Rights owned by a third party and licensed or sublicensed by either bamboo or any of its subsidiaries (the "bamboo Licensed Intellectual Property Rights"), (ii) alleging that the use of the bamboo Owned Intellectual Property Rights or the bamboo Licensed Intellectual Property Rights or any services provided, processes used, or products manufactured or sold by bamboo or any of its subsidiaries do or may conflict with, misappropriate or infringe upon any Intellectual Property Right or other proprietary right of any third person or
(iii) alleging that the rights of bamboo or any of its subsidiaries in or to the bamboo Owned Intellectual Property Rights or the bamboo Licensed Intellectual Property Rights conflict with, misappropriate, or infringe upon any Intellectual Property Right or other proprietary right of any third party that, in the case of any of clauses (i), (ii) or (iii) would have a Material Adverse Effect on bamboo.

          (c) The conduct of the business of bamboo and its subsidiaries as now conducted does not, to bamboo's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights or make any unauthorized use of any trade secret, know how, methods or processes and any other intellectual properties or proprietary information of others that would have a Material Adverse Effect on bamboo. The consummation of the transactions completed hereby will not result in the loss or impairment of any bamboo Owned Intellectual Property Rights or bamboo Licensed Intellectual Property Rights that would have a Material Adverse Effect on bamboo.

          (d) To the knowledge of bamboo, no third person is engaging in any activity or using any Intellectual Property Right that materially infringes upon the bamboo Intellectual Property Rights or the Licensed Intellectual Property Rights or upon the rights of either bamboo or any of its subsidiaries therein that would have a Material Adverse Effect on bamboo.

          (e) Each of bamboo and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets, know how, methods or processes as such, except in cases where bamboo has elected to rely on patent or copyright protection in lieu of trade secret protection. To the knowledge of bamboo, there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property Rights of either bamboo or any of its subsidiaries by any third person that would have a Material Adverse Effect on bamboo.

          (f) Except as previously disclosed to IPIX, no current material licenses for the use of any bamboo Owned Intellectual Property Rights have been granted by bamboo or any of its subsidiaries, as the case may be, to any third parties. Section 2.15 of the Disclosure Schedule is a list of all material bamboo Licensed Intellectual Property Rights.

          (g) Except as previously disclosed to IPIX, none of bamboo or any of its subsidiaries has given an indemnity in connection with any Intellectual Property Right to any person.

         SECTION 2.16. Insurance. Bamboo and its subsidiaries maintain general liability and other business insurance that bamboo believes to be reasonably prudent for its business.

         SECTION 2.17. Material Contracts. (a) Pursuant to this Section 2.17(a) and Section 2.11(e), bamboo has delivered or otherwise will make available to IPIX or its representatives true, correct and complete copies of all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which bamboo is a party affecting the obligations of any party thereunder) to which bamboo or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of bamboo and its subsidiaries taken as a whole, including, all: (i) Material Contracts as set forth in Item 601(b)(10) of Regulation S-K of the SEC; and (ii) any other written agreements, contacts and commitments to which bamboo is a party, together with all amendments thereto (collectively, together with any such contracts entered into in accordance with Section 4.01 hereof, the "bamboo Contracts"). Except as disclosed pursuant to Section 2.11(a) and Section 2.11(e) of this Agreement, neither bamboo nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

          (b) To the knowledge of bamboo, (i) each of the bamboo Contracts is valid and enforceable in accordance with its terms, (ii) there is no default under any bamboo Contract so listed either by bamboo or by any other party thereto, and (iii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by bamboo or, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on bamboo.

          (c) No party to any such bamboo Contract has given notice to bamboo of or made a claim against bamboo with respect to any breach or default thereunder, in any such case in which such breach or default would have a Material Adverse Effect on bamboo.

         SECTION 2.18. Vote Required. Pursuant to the provisions of Nasdaq Stock Market Rule 4310(c), the affirmative vote of the holders of at least a majority of the total votes cast on the proposal in person or by proxy is necessary to approve the issuance of bamboo shares in connection with the Merger.

         SECTION 2.19. Tax and Accounting Treatment. Neither bamboo nor, to the knowledge of bamboo, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (i) qualifying as a tax-free reorganization under Section 368(a)(2)(E) of the Code, or (ii) being accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

         SECTION 2.20. Affiliates. Except for the directors and executive officers of bamboo, there are no persons who, to the knowledge of bamboo, may be deemed to be affiliates of bamboo under Rule 1-02(b) of Regulation S-X of the SEC (the "bamboo Affiliates").

         SECTION 2.21. Certain Business Practices. None of bamboo, any of its subsidiaries or any directors, officers, agents or employees of bamboo or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment, in each case except as would not have a Material Adverse Effect on bamboo.

         SECTION 2.22. Insider Interests. No officer, director or other affiliate of bamboo has any interest involving an aggregate value or payments of $60,000 or more in any material property, real or personal, tangible or intangible, including without limitation, any computer software or bamboo Intellectual Property Rights, used in or pertaining to the business of bamboo or any subsidiary, except for the ordinary rights of a shareholder or employee stock option holder.

         SECTION 2.23. Brokers. No broker, finder or investment banker (other than the bamboo Financial Adviser, a true and correct copy of whose engagement agreement has been provided to IPIX) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of bamboo.

         SECTION 2.24. No Existing Discussions. As of the date hereof, bamboo is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any bamboo Takeover Proposal (as defined in Section 4.04).

         SECTION 2.25. Takeover Statutes and Charter Provisions. The Board of Directors of bamboo has taken the necessary action to render Section 203 of the DGCL and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby.

         SECTION 2.26. Year 2000 Compliance Matters. Except for matters which, individually and in the aggregate, would not have a Material Adverse Effect on bamboo, all proprietary and third-party licensed computer systems including computer hardware and software owned, leased or licensed by bamboo and computer software incorporated in products produced by bamboo and its subsidiaries (a) will, prior to December 31, 1999, accurately and without interruption recognize the advent of the year 2000 without any adverse change in operations associated with such recognition, (b) can accurately and without interruption recognize and manipulate date information relating to dates prior to, on and after January 1, 2000 and (c) can accurately and without interruption interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to accurately and without interruption recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to such computer systems, hardware and software being made by bamboo and its subsidiaries in order to achieve year 2000 compliance are not expected to have a Material Adverse Effect on bamboo.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF IPIX

         Except as set forth on the Disclosure Schedule delivered by IPIX to bamboo (the "IPIX Disclosure Schedule") and as disclosed in IPIX's SEC Reports (as defined in Section 3.04), IPIX hereby represents and warrants to bamboo as follows:

         SECTION 3.01. Organization and Qualification. (a) Each of IPIX and its subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on IPIX. When used in connection with IPIX, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of IPIX and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions or in conditions affecting companies generally in the industries in which IPIX participates, or (ii) that materially impairs the ability of IPIX to perform its obligations hereunder or to consummate the transactions contemplated hereby.

          (b) IPIX has heretofore delivered to bamboo accurate and complete copies of the Charter and Bylaws (or similar governing documents), as currently in effect, of IPIX. Each of IPIX and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on IPIX. Section 3.02 of the IPIX Disclosure Schedule sets forth a list of the IPIX subsidiaries.

         SECTION 3.02. Capitalization of IPIX. (a) As of October 14, 1999, the authorized capital stock of IPIX consists of (i) 100,000,000 IPIX Common Shares, $0.001 par value, of which 16,562,713 IPIX Shares were issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $.001 par value, of which no shares were issued and outstanding. All of the outstanding IPIX Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, 3,139,345 IPIX Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding IPIX Stock Options.

          (b) IPIX is the record and beneficial owner of all of the issued and outstanding shares of common stock of its subsidiaries.

          (c) Between September 30, 1999 and the date hereof, no shares of IPIX's capital stock have been issued other than pursuant to IPIX Stock Options already in existence on such date. Between October 25, 1999 and the date hereof, no IPIX Stock Options have been granted. Except as set forth in Section 3.02(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of IPIX, (ii) securities of IPIX convertible into or exchangeable for shares of capital stock or voting securities of IPIX, (iii) options or other rights to acquire from IPIX or its subsidiaries, or obligations of IPIX or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IPIX, or (iv) equity equivalents, interests in the ownership or earnings of IPIX or its subsidiaries or other similar rights (collectively, "IPIX Securities"). As of the date hereof there are no outstanding obligations of IPIX or any of its subsidiaries to repurchase, redeem or otherwise acquire any IPIX Securities or except as set forth on Section 3.02(c)(i) of the IPIX Disclosure Schedule, shareholder agreements, voting trusts or other agreements or understandings to which IPIX is a party or by which it is bound relating to the voting or registration of any shares of capital stock of IPIX.

          (d) There are no securities of IPIX convertible into or exchangeable for, no options or other rights to acquire from IPIX, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of IPIX.

          (e) The IPIX Common Shares constitute the only class of equity securities of IPIX registered or required to be registered under the Exchange Act.

          (f) IPIX does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity other than the IPIX subsidiaries reflected in Section
3.02 of the IPIX Disclosure Schedule.

         SECTION 3.03. Authority Relative to this Agreement; Recommendation.
(a) IPIX has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of IPIX (the "IPIX Board"), and no other corporate proceedings on the part of IPIX are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except as specified in Section 3.18. This Agreement has been duly and validly executed and delivered by IPIX and constitutes a valid and binding agreement of IPIX.

          (b) J.P. Morgan & Co., Inc. (the "IPIX Financial Adviser") has delivered to the IPIX Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of IPIX Shares from a financial point of view.

         SECTION 3.04. SEC Reports; Financial Statements. (a) IPIX has filed all required forms, reports and documents with the SEC, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. IPIX has heretofore delivered or promptly will deliver prior to the Effective Date to bamboo, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its quarterly report on Form 10-Q for the quarter ended June 30, 1999, (ii) all definitive proxy statements relating to IPIX's meetings of shareholders (whether annual or special) held since August 5, 1999 and (iii) all other reports or registration statements filed by IPIX with the SEC (all of the foregoing, collectively, the "IPIX SEC Reports"). None of such IPIX SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of IPIX included in the IPIX SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of IPIX and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, subject in the case of interim financial statements to the absence of footnotes and to normal year-end audit adjustments. All material agreements, contracts and other documents required to be filed as exhibits to any of the IPIX SEC Reports have been so filed. These representations shall be deemed to be made with respect to the IPIX SEC Reports filed subsequent to the date hereof at the time of their filing.

          (b) IPIX has heretofore made available or promptly will make available to bamboo a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the

SEC, to agreements, documents or other instruments which previously had been filed by IPIX with the SEC pursuant to the Exchange Act.

         SECTION 3.05. Information Supplied. None of the information supplied or to be supplied by IPIX for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to shareholders of IPIX and bamboo and at the times of the meeting or meetings of shareholders of IPIX and bamboo to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of IPIX's shareholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

         SECTION 3.06. Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Articles of Merger as required by the TBCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by IPIX of this Agreement or the consummation by IPIX of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on IPIX.

          (b) Neither the execution, delivery and performance of this Agreement or the Stock Option Agreements by IPIX nor the consummation by IPIX of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Charter or Bylaws (or similar governing documents) of IPIX or any of IPIX's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IPIX or any of IPIX's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to IPIX or any of IPIX's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults listed on Schedule 3.6 to the IPIX Disclosure Schedule or which would not have a Material Adverse Effect on IPIX.

         SECTION 3.07. No Default. None of IPIX or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Charter or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IPIX or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to IPIX, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on IPIX.

         SECTION 3.08. No Undisclosed Liabilities; Absence of Changes. As of June 30, 1999, none of IPIX or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of IPIX and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on IPIX. Since June 30, 1999, none of IPIX or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which have had, and there have been no events, changes or effects with respect to IPIX or its subsidiaries having, a Material Adverse Effect on IPIX. Since June 30, 1999, there has not been (i) any change by IPIX in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles),
(ii) any revaluation by IPIX of any of its assets having a Material Adverse Effect on IPIX, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.02 of this Agreement had such action or event occurred after the date of this Agreement.

         SECTION 3.09. Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of IPIX, threatened against IPIX or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect on IPIX or would prevent or delay the consummation of the transactions contemplated by this Agreement. As of the date hereof, none of IPIX or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, would have a Material Adverse Effect on IPIX or would prevent or delay the consummation of the transactions contemplated hereby.

         SECTION 3.10. Compliance with Applicable Law. IPIX and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "IPIX Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on IPIX. IPIX and its subsidiaries are in compliance with the terms of the IPIX Permits, except where the failure so to comply would not have a Material Adverse Effect on IPIX. The businesses of IPIX and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future would not have a Material Adverse Effect on IPIX. As of the date hereof, no investigation or review by any Governmental Entity with respect to IPIX or its subsidiaries is pending or, to the knowledge of IPIX, threatened, nor, to the knowledge of IPIX, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which IPIX reasonably believes will not have a Material Adverse Effect on IPIX.

         SECTION 3.11. Employee Benefit Plans; Labor Matters. (a) Section 3.11 of the IPIX Disclosure Schedule lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of IPIX, whether formal or informal, which affects one or more of its employees, including all "employee benefit plans" as defined by
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "IPIX Plans").

          (b) Copies of each such IPIX Plan requested by bamboo have heretofore been delivered to bamboo. For each IPIX Plan which is an "employee benefit plan" under Section 3(3) of ERISA, IPIX has made available to bamboo correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (including all applicable schedules), and all related trust agreements, insurance contracts and funding agreements which implement each such IPIX Plan.

          (c) IPIX does not have any commitment, whether formal or informal,
(i) to create any additional such IPIX Plan; (ii) to modify or change any such IPIX Plan; or (iii) to maintain for any period of time any such IPIX Plan.

          (d) There are no IPIX Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. Neither IPIX nor any IPIX Plan nor any trustee, administrator, fiduciary or sponsor of any IPIX Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory or administrative exemption; all filings, reports and descriptions as to such IPIX Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such IPIX Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such IPIX Plans; such IPIX Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any IPIX Plan that has not been waived by the Pension Benefit Guaranty Corporation; and each IPIX Plan and each IPIX Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

          (e) The consummation of the transactions on the part of IPIX contemplated by this Agreement will not (i) entitle any employee or former employee of IPIX to severance pay, unemployment compensation or any other payment, and (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any IPIX Plan (including vacation and sick pay).

          (f) None of the IPIX Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

          (g) Neither IPIX nor any other entity required to be aggregated with IPIX under Code Section 414(b), (c), (m) or (n) ("ERISA Affiliate") has ever participated in or withdrawn from a multi-employer plan as defined in Section

4001(a)(3) of Title IV of ERISA, and neither IPIX nor any ERISA Affiliate has incurred and does not presently owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

          (h) There are no collective bargaining agreements in effect between IPIX and labor unions or organizations representing any of IPIX's employees. During the past three years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. In addition, (i) IPIX is in compliance with all federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti- discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation
Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA), and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against IPIX pending or, to the knowledge of IPIX, threatened before the National Labor Relations Board or the United States Department of Labor;
(iii) there is no labor strike, dispute, slowdown or stoppage in progress or, to the knowledge of IPIX, threatened against or involving IPIX; (iv) no question concerning representation has been raised or, to the knowledge of IPIX, is threatened respecting the employees of IPIX; (v) no grievance or arbitration proceeding is pending and no claim therefor has been made; (vi) to the knowledge of IPIX, no private agreement restricts IPIX from relocating, closing or terminating any of its operations or facilities; and (vii) IPIX has not in the past three years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

         SECTION 3.12. Environmental Laws and Regulations. (a) (i) Each of IPIX and its subsidiaries is in compliance with all applicable Environmental Laws, except for non-compliances that would not have a Material Adverse Effect on IPIX, which compliance includes, but is not limited to, the possession by each of IPIX and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; and (ii) none of IPIX or any of its subsidiaries has received written notice of, or, to the knowledge of IPIX or any of its subsidiaries, is the subject of, any Environmental Claim that would have a Material Adverse Effect on IPIX.

          (b) Neither IPIX nor any of its subsidiaries presently owns nor has it in the past owned any real property on which any above ground or underground storage tanks are located, or on which any such tanks were located during the ownership by IPIX or any of its subsidiaries of such real property except as would not have a Material Adverse Effect on IPIX.

          (c) Except as would not have a Material Adverse Effect on IPIX, IPIX and its subsidiaries have not at any time generated, used, treated or otherwise handled any Hazardous Materials.

         SECTION 3.13. Tax Matters. (i) IPIX and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of IPIX and each of its subsidiaries, and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to IPIX and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on IPIX's most recent balance sheet which is part of the IPIX SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to IPIX or its subsidiaries; (iv) to the knowledge of IPIX none of the Tax Returns of or with respect to IPIX or any of its subsidiaries is currently being audited or examined by any Governmental Entity; (v) no deficiency for any income or other material Taxes has been assessed with respect to IPIX or any of its subsidiaries which has not been abated or paid in full; (vi) no claim has ever been made by an authority in a jurisdiction where any of IPIX or its subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction; (vii) neither IPIX nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which IPIX was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of IPIX or any of its subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other person; (viii) neither IPIX nor any of its subsidiaries is party to any Tax sharing agreement or to any other express or implied agreement or arrangement, as a result of which liability of IPIX or any of its subsidiaries to a Governmental Authority is determined or taken into account with reference to the activities of any other person, and neither IPIX nor any of its subsidiaries is currently under any obligation to pay any amounts as a result of having been a party to such an agreement or arrangement, regardless of whether such Tax is imposed on IPIX or any of its subsidiaries; and (ix) each of IPIX and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, or other third party.

         SECTION 3.14. Title to Property. IPIX and each of its subsidiaries have good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on IPIX; and, to IPIX's knowledge, all leases pursuant to which IPIX or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of IPIX, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which IPIX or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on IPIX.

         SECTION 3.15. Intellectual Property. (a) All of IPIX's and its subsidiaries' interests in all of IPIX's and its subsidiaries' rights, title and interest in and to all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, know how, methods or processes and other intellectual properties and proprietary information and any applications therefor that are material to its business as currently conducted (the "IPIX Owned Intellectual Property Rights") are free and clear of all Liens (except for Liens that would not result in an IPIX Material Adverse Effect) and as of the date hereof, the title thereto of IPIX or any subsidiary, as the case may be, is not being questioned in any litigation or administrative proceeding before any court or government agency.

          (b) As of the date hereof, there is no action, suit, investigation or proceeding (or, to the knowledge of IPIX, any basis therefor) pending against, or, to the knowledge of IPIX, threatened against or affecting, IPIX, any of its subsidiaries, any present or former officer, director or employee of IPIX or any of its subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the use by IPIX or any of its subsidiaries of any of the IPIX Owned Intellectual Property Rights or the Intellectual Property Rights owned by a third party and licensed or sublicensed by either IPIX or any of its subsidiaries (the "IPIX Licensed Intellectual Property Rights"), (ii) alleging that the use of the IPIX Owned Intellectual Property Rights or the IPIX Licensed Intellectual Property Rights or any services provided, processes used, or products manufactured or sold by IPIX or any of its subsidiaries do or may conflict with, misappropriate or infringe upon any Intellectual Property Right or other proprietary right of any third person or (iii) alleging that the rights of IPIX or any of its subsidiaries in or to the IPIX Owned Intellectual Property Rights or the IPIX Licensed Intellectual Property Rights conflict with, misappropriate, or infringe upon any Intellectual

Property Right or other proprietary right of any third party that, in the case of any of clauses (i), (ii) or (iii) would have a Material Adverse Effect on IPIX.

          (c) The conduct of the business of IPIX and its subsidiaries as now conducted does not, to IPIX's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights or make any unauthorized use of any trade secret, know how, methods or processes and any other intellectual properties or proprietary information of others that would have a Material Adverse Effect on IPIX. The consummation of the transactions completed hereby will not result in the loss or impairment of any IPIX Owned Intellectual Property Rights or IPIX Licensed Intellectual Property Rights that would have a Material Adverse Effect on IPIX.

          (d) To the knowledge of IPIX, no third person is engaging in any activity or using any Intellectual Property Right that materially infringes upon the IPIX Intellectual Property Rights or the Licensed Intellectual Property Rights or upon the rights of either IPIX or any of its subsidiaries therein that would have a Material Adverse Effect on IPIX.

          (e) Each of IPIX and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets, know how, methods or processes as such, except in cases where IPIX has elected to rely on patent or copyright protection in lieu of trade secret protection. To the knowledge of IPIX, there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property Rights of either IPIX or any of its subsidiaries by any third person that would have a Material Adverse Effect on IPIX.

          (f) No current licenses for the use of any IPIX Owned Intellectual Property Rights have been granted by IPIX or any of its subsidiaries, as the case may be, to any third parties. Section 3.15 of the Disclosure Schedule is a list of material IPIX Licensed Intellectual Property Rights.

          (g) Except as previously disclosed to bamboo, none of IPIX or any of its subsidiaries has given an indemnity in connection with any Intellectual Property Right to any person.

         SECTION 3.16. Insurance. IPIX and its subsidiaries maintain general liability and other business insurance that IPIX believes to be reasonably prudent for its business.

         SECTION 3.17. Material Contracts. (a) Pursuant to this Section 3.17(a) and Section 3.11(e), IPIX has delivered or otherwise will make available to bamboo or its representatives true, correct and complete copies of all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which IPIX is a party affecting the obligations of any party thereunder) to which IPIX or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of IPIX and its subsidiaries taken as a whole, including, all: (i) Material Contracts as set forth in Item 601(b)(10) of Regulation S-K of the SEC; (ii) written and oral agreements, contacts and commitments to which IPIX is a party, together with all amendments thereto, (collectively, together with any such contracts entered into in accordance with Section 4.02 hereof, the "IPIX Contracts"). Except as disclosed pursuant to
Section 3.11(e) of this Agreement, neither IPIX nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

          (b) To the knowledge of IPIX, (i) each of the IPIX Contracts is valid and enforceable in accordance with its terms, and there is no default under any IPIX Contract so listed either by IPIX, (ii) by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by IPIX and (iii) any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on IPIX.

          (c) No party to any such IPIX Contract has given notice to IPIX of or made a claim against IPIX with respect to any breach or default thereunder, in any such case in which such breach or default have a Material Adverse Effect on IPIX.

         SECTION 3.18. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding IPIX Common Shares is necessary to approve and adopt this Agreement and the Merger.

         SECTION 3.19. Tax and Accounting Treatment. Neither IPIX nor, to the knowledge of IPIX, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (i) qualifying as a tax-free reorganization under Section 368(a)(2)(E) of the Code, or (ii) being accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

         SECTION 3.20. Affiliates. Except for the directors and executive officers of IPIX, there are no persons who, to the knowledge of IPIX, may be deemed to be affiliates of IPIX under Rule 1-02(b) of Regulation S-X of the SEC (the "IPIX Affiliates").

         SECTION 3.21. Certain Business Practices. None of IPIX, any of its subsidiaries or any directors, officers, agents or employees of IPIX or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment, in each case except as would not have a Material Adverse Effect on IPIX.

         SECTION 3.22. Insider Interests. No officer, director or other affiliate of IPIX has any interest involving an aggregate value or payments of $60,000 in any material property, real or personal, tangible or intangible, including without limitation, any computer software or IPIX Intellectual Property Rights, used in or pertaining to the business of IPIX or any subsidiary, except for the ordinary rights of a shareholder or employee stock option holder.

         SECTION 3.23. Brokers. No broker, finder or investment banker (other than the IPIX Financial Adviser, a true and correct copy of whose engagement agreement has been provided to bamboo) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IPIX.

         SECTION 3.24. No Existing Discussions. As of the date hereof, IPIX is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any IPIX Takeover Proposal (as defined in Section 4.05).

         SECTION 3.25. Takeover Statutes and Charter Provisions. The Board of Directors of IPIX has taken the necessary action to render the TBCA and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby.

         SECTION 3.26. Year 2000 Compliance Matters. Except for matters which, individually and in the aggregate, would not have a Material Adverse Effect on IPIX, all proprietary and third-party licensed computer systems including computer hardware and software owned, leased or licensed by IPIX and computer software incorporated in products produced by IPIX and its subsidiaries (a) will, prior to December 31, 1999, accurately and without interruption recognize the advent of the year 2000 without any adverse change in operations associated with such recognition, (b) can accurately and without interruption recognize and manipulate date information relating to dates prior to, on and after January 1, 2000 and (c) can accurately and without interruption interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to accurately and without interruption recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to such computer systems, hardware and software being made by IPIX and its subsidiaries in order to achieve year 2000 compliance are not expected to have a Material Adverse Effect on IPIX.

                                   ARTICLE 4
                                   COVENANTS

         SECTION 4.01. Conduct of Business of bamboo. Except as contemplated by this Agreement or as described in Section 4.01 of the bamboo Disclosure Schedule, during the period from the date hereof to the Effective Time, bamboo will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.01 of the bamboo Disclosure Schedule, prior to the Effective Time, bamboo will not, and will not permit any of its subsidiaries to, without the prior written consent of IPIX:

          (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument) except as required in order to comply with its obligations under this Agreement;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale by bamboo of bamboo Shares pursuant to (A) options to purchase bamboo Shares (a "bamboo Stock Option" or collectively, "bamboo Stock Options") previously issued pursuant to the Amended and Restated 1998 Employee, Director and Consultant Stock Plan or issuance of bamboo Shares pursuant to the Amended and Restated 1999 Employee Stock Purchase Plan or any other plans or agreements pursuant to which any bamboo Stock Option has been issued or may be issued (referred to collectively as the

"bamboo Plans") and (B) outstanding warrants or conversion rights; and (ii) the granting of stock options by bamboo to new employees and consultants in the ordinary course of business and consistent with past practices of bamboo, provided that the aggregate number of bamboo Shares issuable pursuant to such options shall not exceed 75,000 per month;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities (except for a redemption of the Class B Common Stock if and when required under the Certificate of Incorporation of bamboo);

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of bamboo or any of its subsidiaries (other than the Merger);

          (e) (i) incur or assume any long-term or short-term debt other than in the ordinary course or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course; (iv) pledge or otherwise encumber shares of capital stock of bamboo or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due or Liens in the ordinary course of business consistent with past practice);

          (f) except as may be required by law, and except in the ordinary course consistent with past practice, and except as contemplated in Section 4.01(b), above, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

          (g) acquire, sell, lease or dispose of any material assets in any single transaction or series of related transactions (other than in the ordinary course of business);

          (h) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

          (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than as required under GAAP in the ordinary course of business;

          (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein which, individually, is in excess of $250,000; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, which would be material to bamboo; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

          (k) make any tax election or settle or compromise any income tax liability material to bamboo and its subsidiaries taken as a whole;

          (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would have a Material Adverse Effect on bamboo;

          (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through 4.01(l) or any action which would make any of the representations or warranties of bamboo contained in this Agreement untrue or incorrect.

Notwithstanding anything to the contrary contained in this Agreement, the parties agree that bamboo (by vote of a majority of its Board of Directors) shall have the right to grant registration rights to the current holders of the Series C Convertible Preferred Stock of bamboo.com Canada, Inc. with respect to shares of Common Stock of bamboo issuable upon conversion of such Series C Convertible Preferred Stock.

         SECTION 4.02. Conduct of Business of IPIX. Except as contemplated by this Agreement or as described in Section 4.2 of the IPIX Disclosure Schedule, during the period from the date hereof to the Effective Time, IPIX will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the IPIX Disclosure Schedule, prior to the Effective Time, IPIX will not, and will not permit any of its subsidiaries to, without the prior written consent of bamboo:

          (a) amend its Charter or Bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale by IPIX of IPIX Shares pursuant to options previously granted under the IPIX Stock Option Plans and (iii) the granting of stock options by IPIX to new employees or consultants in the ordinary course of business and consistent with past practices of IPIX, provided that the aggregate number of IPIX Shares issuable pursuant to such options shall not exceed 75,000 per month;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of IPIX or any of its subsidiaries (other than the Merger);

          (e) (i) incur or assume any long-term or short-term debt other than in the ordinary course or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course; (iv) pledge or otherwise encumber shares of capital stock of IPIX or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due or Liens in the ordinary course of business consistent with past practice);

          (f) except as may be required by law, and except in the ordinary course consistent with past practice, and except as contemplated in Section 4.02(b), above enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

          (g) acquire, sell, lease or dispose of any material assets in any single transaction or series of related transactions (other than in the ordinary course of business);

          (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than as required by GAAP in the ordinary course of business;

          (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein which individually, is in excess of $250,000; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, which would be material to IPIX; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, in excess of $500,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

          (k) make any tax election or settle or compromise any income tax liability material to IPIX and its subsidiaries taken as a whole;

          (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on IPIX;

          (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.02(a) through 4.02(l) or any action which would make any of the representations or warranties of IPIX contained in this Agreement untrue or incorrect.

         SECTION 4.03. Preparation of S-4 and the Proxy Statement. IPIX and bamboo shall promptly prepare and file with the SEC the Proxy Statement, and the parties shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the parties shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The parties shall also use their reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of bamboo Shares in the Merger and upon the exercise of IPIX Stock Options and bamboo Stock Options. Each party shall furnish all information concerning such party and the shareholders and holders of stock options of such party as may be reasonably requested in connection with any such action. IPIX and bamboo agree that the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of shareholders of IPIX and bamboo, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.

         SECTION 4.04. No Solicitation by bamboo. (a) Bamboo shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a bamboo Takeover Proposal (as defined below) or
(ii) participate in any discussions or negotiations regarding any bamboo Takeover Proposal; provided, however, that if, at any time, the Board of Directors of bamboo determines in good faith, based on the advice of outside counsel, that it is necessary for the bamboo Board to do so in order to comply with its fiduciary duties to bamboo's shareholders under applicable law, bamboo may, in response to a bamboo Superior Proposal (as defined in Section 4.04(b)) and subject to providing prior written notice of its decision to take such action to IPIX (the "bamboo Notice") and in compliance with Section 4.04(c), following delivery of the bamboo Notice (x) furnish information with respect to bamboo and its subsidiaries to any person making a bamboo Superior Proposal pursuant to a customary confidentiality agreement (as determined by bamboo based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such bamboo Superior Proposal. For purposes of this Agreement, "bamboo Takeover Proposal" means any inquiry, proposal or offer from any person relating to any bamboo Takeover Event, and "bamboo Takeover Event" means any (w) direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or the assets of bamboo and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 30% or more of any class of equity securities of bamboo or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of bamboo and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of bamboo or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of bamboo and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving bamboo or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of bamboo and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 4.04, neither the Board of Directors of bamboo nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to IPIX, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement or (ii) approve or recommend, or propose publicly to approve or recommend, any bamboo Takeover Proposal; provided that the Board of Directors of bamboo may take such action if it determines in good faith, based on the advice of outside counsel, that in light of a bamboo Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to bamboo's shareholders under applicable law. For purposes of this Agreement, a "bamboo Superior Proposal" means any bamboo Takeover Proposal which the Board of Directors of bamboo determines in its good faith judgment to be more favorable to bamboo's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of bamboo, is reasonably capable of being obtained by such third party.

          (c) In addition to the obligations of bamboo set forth in paragraphs
(a) and (b) of this Section 4.04, bamboo shall immediately advise IPIX orally and in writing of any request for information or of any bamboo Takeover Proposal. Bamboo will keep IPIX reasonably informed of the status of any such request or bamboo Takeover Proposal.

          (d) Nothing contained in this Section 4.04 shall prohibit bamboo from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to bamboo's shareholders if, in the good faith judgment of the Board of Directors of bamboo, based on the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except in connection with a bamboo Superior Proposal, neither bamboo nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a bamboo Takeover Proposal.

         SECTION 4.05. No Solicitation by IPIX. (a) IPIX shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any IPIX Takeover Proposal (as defined below) or
(ii) participate in any discussions or negotiations regarding any IPIX Takeover Proposal; provided, however, that if, at any time, the Board of Directors of IPIX determines in good faith, based on the advice of outside counsel, that it is necessary for the IPIX Board of Directors to do so in order to comply with its fiduciary duties to IPIX's shareholders under applicable law, IPIX may, in response to an IPIX Superior Proposal (as defined in Section 4.05(b)) and subject to providing prior written notice of its decision to take such action to bamboo (the "IPIX Notice") and compliance with Section 4.05(c), following delivery of the IPIX Notice (x) furnish information with respect to IPIX and its subsidiaries to any person making an IPIX Superior Proposal pursuant to a customary confidentiality agreement (as determined by IPIX based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such IPIX Superior Proposal. For purposes of this Agreement, "IPIX Takeover Proposal" means any inquiry, proposal or offer from any person relating to any IPIX Takeover Event, and "IPIX Takeover Event" means any (w) direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or the assets of IPIX and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of

30% or more of any class of equity securities of IPIX or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of IPIX and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of IPIX or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of IPIX and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving IPIX or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of IPIX and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 4.05, neither the Board of Directors of IPIX nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to bamboo, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement or (ii) approve or recommend, or propose publicly to approve or recommend, any IPIX Takeover Proposal; provided that the Board of Directors of IPIX may take such action if it determines in good faith, based on the advice of outside counsel, that in light of an IPIX Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to IPIX's shareholders under applicable law. For purposes of this Agreement, an "IPIX Superior Proposal" means any IPIX Takeover Proposal which the Board of Directors of IPIX determines in its good faith judgment to be more favorable to IPIX's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of IPIX, is reasonably capable of being obtained by such third party.

          (c) In addition to the obligations of IPIX set forth in paragraphs
(a) and (b) of this Section 4.05, IPIX shall immediately advise bamboo orally and in writing of any request for information or of any IPIX Takeover Proposal. IPIX will keep bamboo reasonably informed of the status of any such request or IPIX Takeover Proposal.

          (d) Nothing contained in this Section 4.05, shall prohibit IPIX from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to IPIX's shareholders if, in the good faith judgment of the Board of Directors of IPIX, based on the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except in connection with an IPIX Superior Proposal, neither IPIX nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the

Merger or approve or recommend, or propose publicly to approve or recommend, an IPIX Takeover Proposal.

         SECTION 4.06. Meetings of Shareholders. Each of IPIX and bamboo shall take all action necessary, in accordance with the TBCA and DGCL, respectively, its respective Charter/Certificate of Incorporation and Bylaws, to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. Subject to the provisions of Sections 4.04 and 4.05, IPIX and bamboo will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters; provided further, however, that neither IPIX nor bamboo, respectively, if such party shall have received an IPIX Superior Proposal or bamboo Superior Proposal, shall, in any event, be permitted to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. IPIX and bamboo shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

         SECTION 4.07. Nasdaq Listing. The parties shall use their reasonable best efforts to cause the bamboo Shares to be issued in the Merger and the bamboo Shares to be reserved for issuance upon exercise of IPIX Stock Options or bamboo Stock Options to be approved for listing on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance, prior to the Effective Time.

         SECTION 4.08. Access to Information. (a) Between the date hereof and the Effective Time, bamboo will give IPIX and its authorized representatives, and IPIX will give bamboo and its authorized representatives, reasonable access to all employees, offices and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

          (b) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all confidential documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between IPIX and bamboo dated October 8, 1999.

         SECTION 4.09. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) obtaining consents of all client companies that are parties to contracts with IPIX and/or bamboo; (iv) contesting any legal proceeding relating to the Merger; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, IPIX, Merger Sub and bamboo agree to use their reasonable best efforts to cause the Effective Time to occur as soon as practicable after the shareholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

         SECTION 4.10. Employee Benefit Plans. (a) It is the parties' present intent to provide after the Effective Time to employees of IPIX and bamboo and their subsidiaries employee benefit plans which, in the aggregate, are not less favorable than those currently provided by IPIX and bamboo, respectively. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

          (b) The parties agree to work together prior to the Effective Time to develop and design such plans, programs and arrangements and to prepare for the implementation of such plans, programs and arrangements described in this
Section 4.10 following the Effective Time.

          (c) The parties agree to discuss in good faith prior to taking any action that would result in a "Change of Control" for purposes of the IPIX stock options.

         SECTION 4.11. Public Announcements. IPIX and bamboo will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq as determined by IPIX or bamboo.

         SECTION 4.12. Indemnification. (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, bamboo shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part
(i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) bamboo shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to bamboo, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL or its Certificate or Bylaws, (ii) bamboo will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and bamboo's Certificate or Bylaws shall be made by independent counsel mutually acceptable to bamboo and the Indemnified Party; provided, however, that bamboo shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties. Following the Effective Time, bamboo shall cause IPIX to honor all indemnification agreements with Indemnified Parties (including IPIX's by-laws) in effect as of the date of this Agreement in accordance with the terms thereof. IPIX has disclosed to bamboo all such indemnification agreements prior to the date of this Agreement.

          (b) For a period of six years after the Effective Time, bamboo shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by IPIX and bamboo for the benefit of those persons who are covered by such policies at the Effective Time (or bamboo may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time) unless such coverage is not available at commercially reasonable rates in which case bamboo shall purchase such coverage as (i) may be obtained at commercially reasonable rates and (ii) is no less broad than coverage purchased for persons who are then serving as directors and/or officers of bamboo.

          (c) If bamboo or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of bamboo shall assume the obligations set forth in this
Section 4.12.

          (d) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of IPIX and bamboo and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in IPIX's and bamboo's Charter/Certificate of Incorporation or Bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          (e) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

         SECTION 4.13. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (v) any amendments made (other than such amendments effected in the ordinary course of business that will not materially adversely affect the contractual arrangement in question) to any bamboo Contract or IPIX Contract prior to the Effective Time, or (vi) any material adverse change in their respective financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 4.14. Affiliates. (a) IPIX and bamboo shall use all reasonable efforts to obtain from any IPIX Affiliate or bamboo Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become an IPIX Affiliate or bamboo Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit 1 hereto in the case of IPIX and Exhibit 2 hereto in the case of bamboo, in each case as soon as practicable.

          (b) Bamboo shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of bamboo Shares by shareholders of IPIX or bamboo who may be affiliates of IPIX or bamboo pursuant to Rule 145 under the Securities Act.

         SECTION 4.15. Tax and Accounting Treatment. From and after the date hereof and until the Effective Time, neither IPIX nor bamboo shall take any action, or fail to take any action, that it knows would jeopardize qualification of the Merger as a tax-free reorganization under Section 368(a)(2)(E) of the Code or enter into any contract, agreement, commitment or arrangement with respect to the foregoing. In addition, during that period, each of the parties will notify the other party (and will offer to enter into discussions with the other party) before taking any action, or failing to take any action, that it believes would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes.

         SECTION 4.16. Noncompetition Agreements. On or prior to the Effective Time, bamboo shall use its reasonable best efforts to enter into noncompetition agreements with certain of its executive officers, as reasonably identified by IPIX, which agreements shall provide for a term of at least one year and shall contain such other terms and conditions as may be customary for such businesses.

                                   ARTICLE 5
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 5.01. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the shareholders of IPIX and bamboo;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

          (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all state securities laws or "blue sky" permits and authorizations necessary to issue bamboo Shares in exchange for IPIX Shares in the Merger shall have been obtained.

         SECTION 5.02. Conditions to the Obligations of bamboo. The obligation of bamboo to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of IPIX contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on
IPIX) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing IPIX shall have delivered to bamboo a certificate to that effect;

          (b) each of the covenants and obligations of IPIX to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, except for any failure to perform which, individually or in the aggregate, would not have a Material Adverse Effect on IPIX, and at the Closing IPIX shall have delivered to bamboo a certificate to that effect;

          (c) Bamboo shall have received the opinion of Davis Polk & Wardwell, counsel to bamboo, dated the Closing Date and addressed to bamboo, to the effect that (i) the Merger will be treated for Federal income tax purposes as a tax-free reorganization under Section 368(a)(2)(E) of the Code; (ii) each of Merger Sub and IPIX will be a party to the reorganization within the meaning of
Section 368(b) of the Code and (iii) no gain or loss for Federal income tax purposes will be recognized by Merger Sub, bamboo or any shareholder of bamboo as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of bamboo, IPIX and Merger Sub, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein; and

          (d) there shall have been no events, changes or effects with respect to IPIX or its subsidiaries that have had a Material Adverse Effect on IPIX.

         SECTION 5.03. Conditions to the Obligations of IPIX. The obligation of IPIX to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of bamboo contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on bamboo) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing bamboo shall have delivered to IPIX a certificate to that effect;

          (b) each of the covenants and obligations of bamboo to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, except for any failure to perform which, individually or in the aggregate, would not have a Material Adverse Effect, and at the Closing bamboo shall have delivered to IPIX a certificate to that effect;

          (c) the bamboo Shares issuable to the IPIX shareholders pursuant to this Agreement and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance;

          (d) IPIX shall have received the opinion of Baker, Donelson, Bearman & Caldwell, counsel to IPIX, dated the Closing Date and addressed to IPIX, to the effect that (i) the Merger will be treated for Federal income tax purposes as a tax-free reorganization under Section 368(a)(2)(E) of the Code; (ii) each of Merger Sub and IPIX will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by Merger Sub, IPIX or a shareholder of IPIX as a result of the Merger (other than with respect to cash received by a shareholder of IPIX in lieu of a fractional bamboo Share), and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of bamboo, IPIX and Merger Sub, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein; and

          (e) there shall have been no events, changes or effects with respect to bamboo or its subsidiaries that have had a Material Adverse Effect on bamboo.

                                   ARTICLE 6
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 6.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by IPIX's or bamboo's shareholders:

          (a)   by mutual written consent of IPIX and bamboo;

          (b) by IPIX or bamboo if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable or (ii) the Merger has not been consummated by June 30, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

          (c) by bamboo if (i) there shall have been a breach of any representation or warranty on the part of IPIX set forth in this Agreement, or if any representation or warranty of IPIX shall have become untrue, in either case such that the conditions set forth in Section 5.02(a) would be incapable of being satisfied by June 30, 2000 (or as otherwise extended), (ii) there shall have been a breach by IPIX of any of its covenants or agreements hereunder having a Material Adverse Effect on IPIX or materially adversely affecting (or materially delaying) the consummation of the Merger, and IPIX has not cured such breach within twenty (20) business days after notice by bamboo thereof, provided that bamboo has not breached any of its obligations hereunder, (iii) the IPIX Board shall have recommended to IPIX's shareholders an IPIX Superior Proposal, (iv) the IPIX Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a shareholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) IPIX shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders; (vi) bamboo shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders; or (vii) a tender or exchange offer for outstanding shares of capital stock of IPIX then representing 30% or more of the combined power to vote generally for the election of IPIX directors is commenced, and the Board of Directors of IPIX does not recommend that shareholders not tender their shares into such tender or exchange offer.

          (d) by IPIX if (i) there shall have been a breach of any representation or warranty on the part of bamboo set forth in this Agreement, or if any representation or warranty of bamboo shall have become untrue, in either case such that the conditions set forth in Section 5.03(a) would be incapable of being satisfied by June 30, 2000 (or as otherwise extended), (ii) there shall have been a breach by bamboo of any of its covenants or agreements hereunder having a Material Adverse Effect on bamboo or materially adversely affecting (or materially delaying) the consummation of the Merger, and bamboo has not cured such breach within twenty (20) business days after notice by IPIX thereof, provided that IPIX has not breached any of its obligations hereunder,
(iii) the bamboo Board shall have recommended to bamboo's shareholders a bamboo Superior Proposal, (iv) the bamboo Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a shareholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) IPIX shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its Shareholders, (vi) bamboo shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders, or (vii) a tender offer or exchange offer for outstanding shares of capital stock of bamboo then representing 30% or more of the combined power to vote generally for the election of bamboo directors is commenced, and the Board of Directors of bamboo does not recommend that shareholders not tender their shares into such tender or exchange offer.

         SECTION 6.02. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 6.02 and Sections 4.08(b) and 6.03 hereof. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.

         SECTION 6.03. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby except that:

          (a) Bamboo shall pay to IPIX by wire transfer $16,000,000 (the "bamboo Termination Fee"), upon demand, if (i) this Agreement is terminated pursuant to Section 6.01(c)(vi) or any subsection of Section 6.01(d) (other than Section 6.01(d)(v)), (ii) prior to the time this Agreement is terminated or the time of the bamboo Special Meeting, a bamboo Takeover Proposal shall have been publicly announced or shall have become publicly known and (iii) during the term of this Agreement or within 225 days after the termination of this Agreement a bamboo Takeover Event shall occur. Such payment shall be made in immediately available funds.

          (b) IPIX shall pay to bamboo by wire transfer $16,000,000 (the "IPIX Termination Fee"), upon demand, if (i) this Agreement is terminated pursuant to
Section 6.01(d)(v) or any subsection of Section 6.01(c) (other than Section 6.01(c)(vi)), (ii) prior to the time this Agreement is terminated or the time of the IPIX Special Meeting, an IPIX Takeover Proposal shall have been publicly announced or shall have become publicly known and (iii) during the term of this Agreement or within 225 days after the termination of this Agreement an IPIX Takeover Event shall occur. Such payment shall be made in immediately available funds.

         SECTION 6.04. Amendment. This Agreement may be amended by action taken by IPIX and bamboo at any time before or after approval of the Merger by the shareholders of IPIX and bamboo (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may




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



not be amended except by an instrument in writing signed on behalf of the parties hereto.

         SECTION 6.05. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7
                                 MISCELLANEOUS

         SECTION 7.01. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.01 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

         SECTION 7.02. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         SECTION 7.03. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

         SECTION 7.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:




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



         If to IPIX:                James M. Phillips
                                    Interactive Pictures Corporation
                                    12009 Commerce Park Drive
                                    Oak Ridge, Tennessee 37830
                                    Fax: (423) 482-6755


         with a copy to:            Baker, Donelson, Bearman & Caldwell, P.C.
                                    165 Madison Avenue
                                    Memphis, Tennessee 38103
                                    Attn:  Matthew S. Heiter
                                    Fax: (901) 577-0737

         if to bamboo:              Andrew P. Laszlo
                                    bamboo.com, Inc.
                                    124 University Avenue
                                    Palo Alto, California 94301
                                    Fax: (650) 325-9286


         with a copy to:            Davis Polk & Wardwell
                                    1875 Charleston Road
                                    Mountain View, California 94043
                                    Attn:  David W. Ferguson
                                    Fax: (650) 316-3866

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         SECTION 7.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

         SECTION 7.06. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 7.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 4.12 nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.




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



         SECTION 7.08. Certain Definitions. For the purposes of this Agreement, the term:

          (a) "affiliate" means (except as otherwise provided in Sections 2.20, 3.20 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "business day" means any day other than a day on which Nasdaq is closed;

          (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of IPIX or bamboo or their respective subsidiaries, as the case may be, has actual knowledge of such matter;

          (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

          (f) "subsidiary" or "subsidiaries" of IPIX, bamboo or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which IPIX, bamboo or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 7.09. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of IPIX, bamboo or Merger Sub or any officer, director, employee, agent, representative or investor of any party hereto.

         SECTION 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                  bamboo.com, Inc.


                                  By: /s/ Leonard B. McCurdy
                                     -------------------------------------------
                                     Name:  Leonard B. McCurdy
                                     Title: Chairman and Chief Executive Officer


                                  Interactive Pictures Corporation


                                  By: /s/ James M. Phillips
                                     -------------------------------------------
                                     Name:  James M. Phillips
                                     Title: Chairman and Chief Executive Officer







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



                                                                        ANNEX A



         A. If, pursuant to Section 1.11 of the Agreement, bamboo notifies IPIX that it elects to use the alternative transaction structure (the "Alternative Transaction Structure") referred to in Section 1.11, Article I of the Agreement shall be replaced in its entirety with the following Article I.

                                   ARTICLE 1
                                   THE MERGER

         SECTION 1.01. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Tennessee Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), two wholly owned subsidiaries, Merger Sub A, a Tennessee corporation and a wholly owned subsidiary of Newco (as defined below) ("Merger Sub A"), and Merger Sub B, a Delaware corporation and a wholly owned subsidiary of Newco ("Merger Sub B"), shall be merged with and into IPIX (the "IPIX Merger") and bamboo (the "bamboo Merger", collectively the IPIX Merger and the bamboo Merger shall be referred to herein as the "Merger"), respectively, with each of IPIX and bamboo continuing as the surviving corporations (each, a "Surviving Corporation"), wholly owned by Newco, and the separate corporate existence of each of Merger Sub A and Merger Sub B shall cease. Newco shall continue as the parent corporation and shall continue to be governed by the laws of the State of Delaware. The Merger is intended to qualify as transfers subject to Section 351(a) of the Code.

         SECTION 1.02. Effective Time. Subject to the terms and conditions set forth in this Agreement, Articles of Merger (the "Articles of Merger") and Certificates of Merger (each, a "Merger Certificate") shall be duly executed and acknowledged by each of IPIX, bamboo, Newco, Merger Sub A and Merger Sub B, as applicable and thereafter the Articles of Merger reflecting the IPIX Merger shall be delivered to the Secretary of State of the State of Tennessee for filing pursuant to the TBCA on the Closing Date and the Merger Certificates reflecting the bamboo Merger shall be delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.03). The Merger shall become effective at such time as a properly executed and certified copy of the Articles of Merger are duly filed by the Secretary of State of the State of Tennessee in accordance with the TBCA and the

Merger Certificate is duly filed by the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as the parties may agree upon and set forth in the Articles of Merger and the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

         SECTION 1.03. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no earlier than January 1, 2000 and no later than the second business day on or after January 1, 2000 on which the latest to occur of the conditions set forth in Article 5 have been satisfied (the "Closing Date"), at the offices of Davis Polk & Wardwell in California, unless another time, date or place is agreed to in writing by the parties hereto.

         SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the TBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of each of Merger Sub A and Merger Sub B shall vest in the respective Surviving Corporations, and all debts, liabilities and duties of each of Merger Sub A and Merger Sub B shall become the debts, liabilities and duties of the respective Surviving Corporations.

         SECTION 1.05. Formation of Newco and Merger Subs; Certificate of Incorporation and Bylaws of Surviving Corporation. (a) Prior to the Effective Time, IPIX and bamboo agree to take such action as is necessary to (i) form a new corporation under the laws of the State of Delaware ("Newco") that will be owned equally by IPIX and bamboo; (ii) form two new corporations that are wholly owned subsidiaries of Newco to be Merger Sub A and Merger Sub B; and
(iii) amend this Agreement to add each of Newco, Merger Sub A and Merger Sub B as a party. IPIX and bamboo agree to take such action as is necessary to cause Newco, Merger Sub A and Merger Sub B to perform the various covenants and agreements contained herein which are contemplated herein to be performed by Newco, Merger Sub A and Merger Sub B. Any covenants or agreements of Newco, Merger Sub A and Merger Sub B contained herein shall be binding on such entity as of the time such entity becomes a party to this Agreement.

          (b) The Certificate of Incorporation of bamboo shall be the Certificate of Incorporation of Newco as of the Effective Time.

          (c) The Bylaws of bamboo shall be the Bylaws of Newco after the Effective Time.

          (d) The Charter of Merger Sub A and the Certificate of Incorporation of Merger Sub B as in effect immediately prior to the Effective Time shall be the




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



Charter and Certificate of Incorporation of the Surviving Corporations, respectively.

          (e) The Bylaws of Merger Sub A and Merger Sub B immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporations, respectively.

         SECTION 1.06. Board of Directors and Officers of Newco, Merger Sub A and Merger Sub B. (a) At or prior to the Effective Time, each of IPIX and bamboo agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of Newco to be nine persons, including four of the current members of bamboo's Board of Directors (or, if less than four of the current members of bamboo's Board of Directors is available or willing to serve as a director of Belgium after the Effective Time, such replacement directors as may be nominated by the remaining members of bamboo's Board of Directors in accordance with the Bylaws of bamboo) (such four members being referred to as the "bamboo Designees"), (ii) four of IPIX's current directors nominated by IPIX (or, if less than four of the current members of IPIX's Board of Directors are available or willing to serve as a director of bamboo after the Effective Time, such replacement directors as may be nominated by the remaining directors of IPIX (the "IPIX Designees") and
(iii) one additional independent director mutually selected by the Chairmen of IPIX and bamboo (the "Joint Designee"). The Joint Designee shall be deemed to be an independent director of Newco if such person is neither a director, officer or employee of bamboo or IPIX or owns, directly or indirectly, more than 3% of the outstanding common stock of Newco after the Effective Time.

          (b) At the Effective Time, Newco's Board of Directors shall establish a nominating committee (the "Nominating Committee"), which shall include four members, of whom two shall be former directors of IPIX (which two members shall be designated by Mr. Phillips as Chairman of bamboo after the Effective Time) and two shall be directors who were members of the Board of directors of bamboo (which two members shall be designated by Mr. McCurdy as Vice Chairman of bamboo after the Effective Time) prior to the Effective Time. The Nominating Committee shall use its best efforts to make nominations so as to preserve the proportion of directors of each of bamboo and IPIX for a period of two years from the Effective Time as described in this Section 1.06.

          (c) Prior to the Effective Time, IPIX shall take all necessary action to assure that the four IPIX Designees and the Joint Designee shall be appointed to the Board of Directors of IPIX, and shall be directors of IPIX at the Effective Time.

          (d) The four IPIX Designees, the four bamboo Designees and the Joint Designee shall be appointed to the three classes of the bamboo Board of Directors as follows:

          (i) two IPIX Designees and two bamboo Designees shall be appointed to the class of directors to be elected in 2000;

          (ii) one IPIX Designee and one bamboo Designee shall be appointed to the class of directors to be elected in 2001; and

          (iii) one IPIX Designee, one bamboo Designee and the Joint Designee shall be appointed to the class of directors to be elected in 2002.

          (e) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of IPIX and bamboo shall be the same as those of Newco, and (ii) the directors of subsidiaries of bamboo and IPIX shall be such persons who were serving in such capacities immediately prior to the Effective Time.

          (f) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, the Chairman and Chief Executive Officer of IPIX shall be Chairman and Chief Executive Officer of Newco, the Chairman of bamboo and Mr. Laban Jackson, Jr. shall be Vice Chairman of Newco, the President and Chief Operating Officer of IPIX shall be President of Newco, the Chief Operating Office of Belgium shall be the Chief Operating Officer of Newco and shall report to the Chief Executive Officer of bamboo and the Chief Financial Officer of IPIX shall be Chief Financial Officer of Newco. The above shall also hold such offices in Merger Sub A and Merger Sub B. The officers of Merger Sub A and Merger Sub B shall be the officers of the Surviving Corporations. Other management positions of IPIX-bamboo shall be determined by IPIX's Chairman and Chief Executive Officer, who will consult with the Chairman and Chief Executive Officer of bamboo to ensure that the most qualified individuals from both organizations are selected.

          (g) From and after the Effective Time, the existing officers of the subsidiaries of the surviving corporations shall continue to serve in such capacities at the pleasure of their respective boards of directors.

          (h) The name of the Surviving Corporation shall be such name as shall be recommended by three independent nationally-recognized naming/management consulting organizations selected as follows: Each of bamboo and IPIX shall select one of such organizations with the third organization selected by the two previously selected organizations. If the three naming/management organizations are unable to agree in the selection of a name, the name selected by the third, jointly selected organization shall be the name of the Surviving Corporation. This change of name shall be achieved by the merger of bamboo with a wholly-owned subsidiary to be established by bamboo for the purpose of effecting the name change in accordance with Section 253(b) of the Delaware General Corporation Law (the "DGCL").

         SECTION 1.07. Conversion of Shares. (a) At the Effective Time, each share of common stock, par value $.001 per share of IPIX (individually an "IPIX Share" and collectively, the "IPIX Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the IPIX Merger and without any action on the part of IPIX, bamboo, Newco or the holder thereof, be converted into and shall become 1.3690 fully paid and nonassessable shares of common stock, par value $.001 per share, of Newco (individually a "Newco Share" and collectively, the "Newco Shares").

          (b) At the Effective Time, each share of common stock, par value $.001 per share, of bamboo (individually a "bamboo Share" and collectively, the "bamboo Shares") issued and outstanding immediately prior to the Effective Time (other than bamboo Shares held in bamboo's treasury) shall, by virtue of the bamboo Merger and without any action on the part of IPIX, Newco, bamboo or the holder thereof, be converted into and shall become 1.0 fully paid and nonassessable Newco Shares. At the Effective Time, each share of Class B common stock, per value $0.0001 per share, of bamboo (individually a "Class B Share" and collectively, the "Class B Shares") issued and outstanding immediately prior to the Effective Time (other than Class B Shares held in bamboo treasury) shall, by virtue of the bamboo Merger and without any action on the part of IPIX, Newco, bamboo or the holder thereof, be converted into and shall become
1.0 fully paid and nonassessable shares of Class B Common Stock of Newco (the "Newco Class B Shares"). All references to the bamboo Shares shall include the Class B Shares in this Agreement, and all references to the Newco Shares shall include the Newco Class B Shares. IPIX Shares and bamboo Shares are sometimes referred to collectively herein as "Shares."

          (c) At the Effective Time, each outstanding share of the common stock of any subsidiaries of IPIX and bamboo shall remain outstanding.

          (d) At the Effective Time, each bamboo Share held in the treasury of bamboo or any subsidiary of bamboo and each IPIX Share held in the treasury of IPIX or any subsidiary of IPIX immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco, IPIX or bamboo be canceled, retired and cease to exist and no payment shall be made with respect thereto.

          (e) At the Effective Time, (i) each share of common stock, $.001 par value per share, of Merger Sub A issued and outstanding immediately prior to the Effective Time shall, by virtue of the IPIX Merger and without any action on the part of Newco, IPIX or Merger Sub A, be converted into and shall become
1.0 fully paid and nonassessable IPIX Share and (ii) each share of common stock, par value $.001 per share, of Merger Sub B issued and outstanding immediately prior to the Effective Time shall, by virtue of the bamboo Merger and without any action on the part of Newco, bamboo or Merger Sub B, be converted into and shall become one fully paid and nonassessable bamboo Share.

         SECTION 1.08. Exchange of Certificates. (a) Prior to the Effective Time, Newco shall enter into an agreement with, and shall deposit with such agent or agents as may be satisfactory to IPIX and bamboo (the "Exchange Agent"), for the benefit of the holders of IPIX Shares and bamboo Shares, for exchange through the Exchange Agent in accordance with this Article 1: (i) certificates representing the appropriate number of Newco Shares to be issued to holders of IPIX Shares and to holders of bamboo Shares and (ii) cash to be paid in lieu of fractional Newco Shares (such Newco Shares and such cash is hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
1.07 in exchange for outstanding IPIX Shares and bamboo Shares.

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding IPIX Shares or bamboo Shares (the "Certificates") whose shares were converted into the right to receive Newco Shares pursuant to Section 1.07: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as IPIX and bamboo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Newco Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional Newco Share, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of IPIX Shares or bamboo Shares which is not registered in the transfer records of either

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IPIX or bamboo, a certificate representing the proper number of Newco Shares may be issued to a transferee if the Certificate representing such IPIX Shares or bamboo Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or Newco to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Newco Shares and cash in lieu of any fractional Newco Shares as contemplated by this Section 1.08.

          (c) No dividends or other distributions declared or made after the Effective Time with respect to Newco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Newco Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.08(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Newco Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Newco Share to which such holder is entitled pursuant to Section 1.08(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Newco Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Newco Shares.

          (d) In the event that any Certificate for IPIX Shares or bamboo Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such Newco Shares and cash in lieu of fractional Newco Shares, if any, as may be required pursuant to this Agreement; provided, however, that Newco or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

          (e) All Newco Shares issued upon the surrender for exchange of IPIX Shares or bamboo Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.08(c) or 1.08(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such IPIX Shares or bamboo Shares. There shall be no further registration of transfers on the stock transfer books of either of IPIX or bamboo of the IPIX Shares or bamboo Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time,

Certificates are presented to Newco for any reason, they shall be canceled and exchanged as provided in this Article 1.

          (f) No fractional Newco Shares shall be issued in the Merger, but in lieu thereof each holder of IPIX Shares or bamboo Shares otherwise entitled to a fractional Newco Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a Newco Share as determined by the Newco Board of Directors at the Effective Time by the fractional share interest to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

          (g) Any portion of the Exchange Fund which remains undistributed to the shareholders of either IPIX or bamboo for six months after the Effective Time shall be delivered to Newco, upon demand, and any shareholders of either IPIX or bamboo who have not theretofore complied with this Article 1 shall thereafter look only to Newco for payment of their claim for Newco Shares, any cash in lieu of fractional Newco Shares and any applicable dividends or distributions with respect to Newco Shares, as the case may be.

          (h) Neither Newco, IPIX nor bamboo shall be liable to any holder of IPIX Shares, bamboo Shares or Newco Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 1.09. Stock Options. (a) At the Effective Time, each outstanding option to purchase IPIX Shares (an "IPIX Stock Option" or collectively, "IPIX Stock Options") issued pursuant to the 1997 Equity Compensation Plan and all other contractual grants for options to purchase IPIX Shares, whether vested or unvested and all other outstanding options to purchase IPIX Shares that are listed in Section 1.09 of the Disclosure Schedule, shall be assumed by Newco (all of such plans or agreements pursuant to which any IPIX Stock Option has been issued or may be issued are referred to collectively as the "IPIX Stock Option Plans"). Each IPIX Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such IPIX Stock Option, the same number of Newco Shares (rounded up to the nearest whole share) as the holder of such IPIX Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full




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immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the IPIX Shares otherwise purchasable pursuant to such IPIX Stock Option divided by (z) the number of Newco Shares deemed purchasable pursuant to such IPIX Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

          (b) At the Effective Time, each outstanding option to purchase bamboo Shares (a "bamboo Stock Option" or collectively, "bamboo Stock Options") issued pursuant to the 1998 Employee, Director and Consultant Stock Plan or Amended and Restated 1999 Employee Stock Purchase Plan, whether vested or unvested, shall be assumed by Newco (all of such plans or agreements pursuant to which any bamboo Stock Option has been issued or may be issued are referred to collectively as the "bamboo Plans"). Each bamboo Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such bamboo Stock Option, the same number of Newco Shares (rounded up to the nearest whole share) as the holder of such bamboo Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the bamboo Shares otherwise purchasable pursuant to such bamboo Stock Option divided by (z) the number of full Newco Shares deemed purchasable pursuant to such bamboo Stock Option; provided, however, that in the case of any ISO, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

          (c) As soon as practicable after the Effective Time, Newco shall deliver to the holders of IPIX Stock Options and bamboo Stock Options appropriate notices setting forth such holders' rights pursuant to the respective IPIX Plans and bamboo Plans and the agreements evidencing the grants of such IPIX Options and bamboo Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.09 after giving effect to the Merger). Newco shall comply with the terms of the IPIX Plans and bamboo Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that IPIX Stock Options and bamboo Stock Options which qualified as incentive stock options immediately prior to the Effective Time continue to qualify as incentive stock options of Newco after the Effective Time.





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          (d) Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of IPIX Stock Options and bamboo Stock Options assumed in accordance with this Section
1.09. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Newco Shares subject to any IPIX Stock Options and bamboo Stock Options held by persons who are or were directors, officers or employees of IPIX or bamboo or their subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Newco shall administer IPIX Plans and bamboo Plans assumed pursuant to this Section 1.09 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, to the extent the applicable IPIX Plan and bamboo Plan complied with such rule immediately prior to the Merger.

         SECTION 1.10. Taking of Necessary Action; Further Action. (a) If, at any time after the Effective Time, Newco, IPIX or bamboo reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest Newco with full right, title and possession to all assets, property, rights, privileges, powers and franchises of IPIX or bamboo, the officers and directors of Newco, IPIX and bamboo are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

           (b) In addition, each of the remaining provisions of the Agreement shall be correspondingly modified to the extent necessary in order to fully reflect and implement the Alternative Transaction Structure. In particular, and without limitation, the representations, warranties, covenants, closing conditions and the form of the letters contained in Exhibits 1 and 2 to the Agreement shall be appropriately modified to refer to Newco, Merger Sub A, Merger Sub B, the IPIX Merger and the bamboo Merger and to appropriate reflect the changes in shareholder votes, listing requirements, SEC and registration requirements and similar matters that are necessary in light of the Alternative Transaction Structure. The intention of the parties is to make such modifications, and only such modifications, as are necessary to achieve the same rights and obligations of the parties under the Alternative Transaction Structure as applied under the original structure.



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